Exhibit 99.1

November 19, 2004

FROM:	FOR:
The Carideo Group Inc.	Donaldson Company, Inc.
1250 One Financial Plaza	P.O. Box 1299
120 South Sixth Street	Minneapolis, MN 55440
Minneapolis, MN 55402	(NYSE: DCI)

Tony Carideo	Rich Sheffer
(612) 317-2880	(952) 887-3753
E-mail: tony@carideogroup.com	E-mail: rsheffer@mail.donaldson.com

FOR IMMEDIATE RELEASE

DONALDSON COMPANY INCREASES QUARTERLY CASH DIVIDEND

        MINNEAPOLIS, Nov. 19 – Donaldson Company, Inc. (NYSE: DCI), announced today that the company’s board of directors has increased the common stock cash dividend for the 18th consecutive fiscal year.

        The board declared a regular cash dividend of 6 cents per share, payable December 10, 2004, to shareholders of record as of November 29, 2004. As of October 31, 2004, there were approximately 83,200,000 common shares outstanding. The current declaration is the 197th consecutive quarterly cash dividend paid by Donaldson over a time span of 49 years.

About Donaldson Company, Inc.

        Donaldson Company, Inc., headquartered in Minneapolis, Minn., is a leading worldwide provider of filtration systems and replacement parts. Founded in 1915, Donaldson is a technology-driven company committed to satisfying customer needs for filtration solutions through innovative research and development. Donaldson serves customers in the industrial and engine markets including in-plant air cleaning, compressed air and gas purification, power generation, specialty filtration, off-road equipment and trucks. Our 10,000 employees contribute to the company’s success at over 30 manufacturing locations around the world. In fiscal year 2004, Donaldson reported sales of more than $1.4 billion and grew earnings for the 15th consecutive year. Donaldson is a member of the S&P MidCap 400 Index and Donaldson shares are traded on the New York Stock Exchange under the symbol DCI. Additional company information is available at www.donaldson.com.

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